Exhibit 99.1

FOR IMMEDIATE RELEASE


CONTACTS: Alanco Investor Relations
          (480) 607-1010
          www.alanco.com

                          Alanco Second Quarter Results
                         -------------------------------
                         Second Half Turnaround Underway

(Scottsdale, AZ - February 14, 2008) - Alanco Technologies, Inc., (NASDAQ:
ALAN), a leading provider of wireless tracking and asset management solutions, today announced that sales for its second quarter ended December 31, 2007 were $3,770,200, a decrease of $1,820,900, compared to sales of $5,591,100 for the same period of the prior year. The Company's Data Storage segment (Excel Meridian Data, Inc.) reported decreased sales of $917,200 due to an unusually large $945,000 sale recorded in the prior year second quarter that was not duplicated in the current quarter. The Company's Wireless Asset Management segment (StarTrak Systems) reported a sales decrease of $814,800 due to its inability to replace a contract with a large volume customer that significantly increased hardware sales in the prior year second quarter. StarTrak's sales shortfall was further impacted by delays in its new "Sentry" product introduction targeted at the refrigerated truck/trailer market that had been planned for the current quarter.

The second quarter loss from continuing operations was ($2,005,800), an increase of ($1,365,400), compared to the prior year period loss of ($640,400). Approximately 50% of the increase resulted from a decrease in gross profit related to the sales results discussed above. The balance of the increased loss was due to increased StarTrak SG&A expenses incurred to accelerate and complete commercialization of the new Sentry product line and increased corporate expenses in the quarter due to a one-time $300,000 insurance settlement recorded in the prior year.

Robert R. Kauffman, Alanco Chairman and CEO, commented, "The first half performance was obviously unacceptable, and management responded with an aggressive corporate-wide SG&A expense reduction program and a reorganization of StarTrak's technical staff to focus on the critical Sentry truck/trailer product commercialization project. These efforts led to an approximate $250,000 per quarter reduction in the Company's SG&A expenses and the successful introduction of the Sentry product line in November/December, 2007."

"Currently, midway into our third quarter, each of our three operating subsidiaries is on track to contribute to a significant narrowing of our total company operating loss in the current quarter, ending March 31, and realistic expectation of a complete operating turnaround and positive EBITDA in the final quarter ending June 30, 2008."

"StarTrak has resumed sales growth following successful commercialization of the new Sentry product line. An increased order backlog and major new account activity are projected to result in equipment sales and service revenues rebounding to over $3,000,000 in the current third quarter, and exceeding $4,500,000 in the fourth quarter. Assisted by the continued SG&A expense reduction program, we expect StarTrak to post a significantly narrowed loss in the current third quarter and achieve operating profitability in the final period."

"The large market potential of Alanco/TSI PRISM's RFID inmate tracking technology is, obviously, as yet, unrealized; however, we are cautiously optimistic that this unique technology to improve prison management, security and safety is finally poised for success. TSI PRISM currently has a sales backlog of over $2,000,000 with three projects underway, and a high probability $3.3 million U.S.A. metropolitan jail project award during the next 30 days. Consequently, we expect a dramatically improved TSI PRISM performance in the second half, resulting in a fourth quarter operating profit."

"Excel Meridian Data, under new leadership, has implemented a creative internet-based marketing outreach program to their small and medium business target market clients resulting in significant new sales activity. Also, aided by an SG&A expense reduction program commenced in November/December, Excel operations turned profitable in January, 2008, and are expected to remain so for the fiscal second half period."

Alanco Technologies, Inc. (NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is a rapidly growing provider of wireless tracking and asset management solutions through its StarTrak Systems and Alanco/TSI PRISM subsidiaries. Corporate website: www.alanco.com

StarTrak Systems is a leading provider of GPS tracking and wireless asset management services to the transportation industry and the dominant provider of tracking, monitoring and two-way control services to the refrigerated or "Reefer" segment of the transportation marketplace. StarTrak products increase efficiency and reduce costs of the refrigerated supply chain through the wireless monitoring and control of critical Reefer data, including GPS location, cargo temperatures and Reefer fuel levels. StarTrak offers complete integrated solutions for refrigerated trailers, trucks, railcars, and containers. Additional information is available at www.StarTrak.com.

Alanco/TSI PRISM is the leading provider of RFID real-time tracking technologies for the corrections industry. TSI PRISM systems track and record the location and movement of inmates and officers, resulting in enhanced facility safety and security and significant staff productivity improvements. Utilizing proprietary RFID (Radio Frequency Identification) tracking technology, TSI PRISM provides real-time inmate and officer identification, location and tracking both indoors and out, and is currently utilized in prisons in Michigan, California, Illinois, Ohio, Missouri, Virginia, and Indiana. Additional information is available at www.TSIPRISM.com.

The Company also participates in the data storage industry through its wholly owned subsidiary, Excel Meridian Data, Inc. (EMD), which specializes in providing unique data storage, backup and disaster recovery solutions. EMD Storage product lines include: direct attached storage (DAS), network attached storage (NAS) and storage area network (SAN) solutions for any size business. In addition, EMD features partnerships with: EqualLogic, VMware, Microsoft, DoubleTake and other industry leading hardware and software solution providers. For more information visit: www.emdstorage.com
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                            Alanco Technologies, Inc.
                  Condensed Consolidated Financial Information

                                              Three months ended December 31,
                                                    2007           2006
NET SALES                                       $ 3,770,200    $ 5,591,100
    Cost of Sales                                 2,604,000      3,734,100
                                                 -----------    -----------
Gross Profit                                      1,166,200      1,857,000
     Selling, General & Administrative Expense    3,005,500      2,261,900
                                                 -----------    -----------
Operating Loss                                   (1,839,300)      (404,900)

     Interest Expense                              (187,900)      (253,300)
     Other Income                                    21,400         17,800
                                                 -----------    -----------
Loss From Continuing Operations                  (2,005,800)      (640,400)

(Loss) Income From Discontinued Operations             -              -

     Preferred Stock Dividends                      (21,100)       (19,100)
                                                 -----------    -----------
Net Loss Attributable to Common Stock Holders   $(2,026,900)   $  (659,500)
                                                 ===========    ===========

Net Loss Per Common Share - Basic and Diluted   $     (0.09)   $     (0.04)
                                                 ===========    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING       21,890,100     15,680,700
                                                 ===========    ===========

                                               Six months ended December 31,
                                                    2007           2006
NET SALES                                       $ 8,322,800    $10,692,200
    Cost of Sales                                 5,568,900      7,065,800
                                                 -----------    -----------
Gross Profit                                      2,753,900      3,626,400
     Selling, General & Administrative Expense    5,882,300      4,820,700
                                                 -----------    -----------
Operating Loss                                   (3,128,400)    (1,194,300)

     Interest Expense                              (398,200)      (339,400)
     Other Income                                    37,600         39,600
                                                 -----------    -----------
Loss From Continuing Operations                  (3,489,000)    (1,494,100)

(Loss) Income From Discontinued Operations             -           (83,400)

     Preferred Stock Dividends                     (378,100)      (317,000)
                                                 -----------    -----------
Net Loss Attributable to Common Stock Holders   $(3,867,100)   $(1,894,500)

Net Loss Per Common Share - Basic and Diluted   $     (0.17)   $     (0.12)
                                                 ===========    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING       22,403,100     15,871,600
                                                 ===========    ===========

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES WHICH MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND TO REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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